Exhibit 99.1

News Release
For Immediate Release

Novelis Completes Financing for Acquisition of

Outstanding Minority Interest in Korean Subsidiary

ATLANTA, Dec. 7, 2011 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported that it has completed the financing for its acquisition of the outstanding minority interest in its Korean subsidiary.

Novelis previously announced it would purchase 31.2 percent of the outstanding shares in its Korean subsidiary for $350 million, raising its ownership to more than 99 percent. Novelis has borrowed $225 million through a secured term loan and plans to fund the remaining purchase price with existing liquidity sources. The new term loan was borrowed under, and will have the same terms as, the Company’s existing $1.5 billion term loan facility.

“Our decision to buy out the minority shareholders in Novelis Korea represents another key step in Novelis’ strategy to prepare for future growth in Asia,” said Phil Martens, president and chief executive officer of Novelis. “We believe this transaction will provide Novelis with greater control of our manufacturing assets in the region while at the same time helping to drive our ongoing initiatives for globally integrated operations.”

On November 18th, Novelis announced its agreement with Taihan Electric Wire Co. Ltd. and other minority shareholders of Novelis Korea Limited to purchase 31.2 percent of the outstanding shares in the Korean corporation for $350 million. Novelis currently owns 67.9 percent of Novelis Korea and, following the closing of the acquisition, will own more than 99 percent of the outstanding shares. The acquisition is expected to close by December 31, 2011.

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include Novelis’ expectations regarding the anticipated closing date of the acquisition. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact outcomes are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2011.

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Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

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